                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                        Securities Exchange Act of 1934

Filed by the Registrant    [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ` 240.14a-11(c) or ` 240.14a-12

                            W-H Energy Services, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No Fee Required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total Fee Paid:

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of common stock of W-H Energy Services, Inc.:

     The annual meeting (the "Annual Meeting") of shareholders of W-H Energy Services, Inc. (the "Company") will be held at The Westchase Hilton, 9999 Westheimer, Houston, Texas 77042, on Tuesday, June 12, 2001, at 10:00 a.m., Houston time, to consider and vote on:


          1. The election of eight directors to the Company's Board of Directors;



          2. Approval of an amendment to the Company's 1997 Stock Option Plan;
     and


          3. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on April 24, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournments.

     Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

                                            By Order of the Board of Directors

                                            /s/ JEFFREY L. TEPERA
                                            ------------------------------------
                                            Jeffrey L. Tepera
                                            Secretary

Houston, Texas
April 30, 2001

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                                PROXY STATEMENT

                                 APRIL 30, 2001

     This Proxy Statement is furnished to the shareholders of W-H Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders (the "Annual Meeting") to be held on June 12, 2001, at the time and place set forth in the accompanying notice and at any adjournment thereof.

     This Proxy Statement and the enclosed form of proxy is first being mailed to shareholders on or about May 11, 2001, and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                                     VOTING

WHO CAN VOTE

     Only shareholders of record as of the close of business on April 24, 2001 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On April 24, 2001, the Company had outstanding 22,539,184 shares of common stock, $0.0001 par value per share (the "Common Stock"). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

HOW YOU CAN VOTE


     You may vote your shares in person by attending the Annual Meeting or you may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted FOR the election of all nominees for director as described under "Election of Directors," FOR approval of an amendment to the Company's 1997 Stock Option Plan, as described under "Approval of an Amendment to the Company's 1997 Stock Option Plan" and in his discretion on any other matters that may properly come before the Annual Meeting.


YOU MAY REVOKE OR CHANGE YOUR VOTE

     You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's Bylaws authorize the Board to determine from time to time by resolution the number of directors. The Board has fixed the number of directors to be elected at the Annual Meeting at eight, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the person named in the enclosed proxy will vote the shares represented by the proxies received by him for the election of the eight nominees named below to each serve until the next annual meeting and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

     If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. The Company's directors are elected by a plurality vote.

     In 2000, the Board held two meetings. Each director attended at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

INFORMATION ABOUT DIRECTORS

     The following sets forth certain information, as of March 31, 2001, about the directors of the Company. Each incumbent director listed below has been nominated for re-election.

     Kenneth T. White, Jr., age 59, has served as a director and as Chairman, President and Chief Executive Officer of the Company since its inception in April 1989. Prior to founding the Company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 25 years of experience in the oil and natural gas industry.

     Jonathan F. Boucher, age 44, has served as one of the Company's directors since August 1997. Mr. Boucher has been a partner of The Jordan Company, LLC, a private merchant banking firm, since 1983. Mr. Boucher is also a director of Jackson Products, Inc., Jordan Industries, Inc. and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

     John W. Jordan II, age 53, has served as one of the Company's directors since August 1997. Mr. Jordan has been a partner of The Jordan Company, LLC, a private merchant banking firm, since 1982 and has been Chairman and Chief Executive Officer of Jordan Industries, Inc. since 1988. Mr. Jordan is also a director of Jackson Products, Inc., Jordan Industries, Inc., Kinetek, Inc. (formerly known as Motors and Gears, Inc.) and Rockshox, Inc., as well as other privately held companies.

     David W. Zalaznick, age 47, has served as one of the Company's directors since August 1997. Mr. Zalaznick has been a partner of The Jordan Company, LLC, a private merchant banking firm, since 1982. Mr. Zalaznick is also a director of AmeriKing, Inc., Carmike Cinemas, Inc., Jackson Products, Inc., Jordan Industries, Inc., Marisa Christina, Inc. and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

     J. Jack Watson, age 73, has served as one of the Company's directors since August 1997. Mr. Watson was Chairman, President and Chief Executive Officer of Newflo Corporation from 1987 to 1996. Newflo is a manufacturer of pumps, valves and meters, which at the time of Mr. Watson's departure, had annual revenues of approximately $250 million.

     Christopher Mills, age 48, has served as one of the Company's directors since 1990. Mr. Mills is a director of Compass Plastics, Denison Investments PLC, Horace Small PLC, North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, and Oak Industries. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Trust since 1984.

     Robert H. Whilden, Jr., age 65, has served as one of the Company's directors since its inception in 1989. Since January 2000, Mr. Whilden has served as Senior Vice President, General Counsel and Secretary of BMC Software, Inc. and is also a director of Tom Brown, Inc., an independent oil and natural gas company. Until December 31, 1999, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P.

     Milton L. Scott, age 44, has served as one of the Company's directors since August 2000. Mr. Scott has served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. since October 1999. From 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, independent public accountants, serving in various positions, most recently as partner in charge of the Gulf Coast region's technology and telecommunications practice.

BOARD COMMITTEES

     The Board has an Audit Committee and a Compensation Committee but does not have a nominating committee. The current members of the Audit Committee are Messrs. Scott, Whilden and Watson. The Audit Committee, which met one time since our initial public offering ("IPO") in October 2000, is responsible for (i) making recommendations to the Board concerning the engagement of the Company's independent public accountants, (ii) consulting with the independent public accountants with regard to the audit plan, (iii) consulting with the Company's Chief Financial Officer on any matter the Audit Committee or the Chief Financial Officer deems appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

     The current members of the Compensation Committee are Messrs. Whilden and Boucher. The Compensation Committee administers the Company's stock plans, makes decisions concerning salaries and incentive compensation for the Company's employees and performs such other functions as may be prescribed by the Board.

DIRECTOR COMPENSATION

     Beginning with the first regular annual meeting of the Board after the consummation of the Company's IPO, and at each annual meeting after that, each then serving independent director will receive an annual fee of $10,000 for his services to the Company, plus reimbursement of reasonable out-of-pocket expenses incurred in attending meetings of the Board and for other reasonable expenses related to the performance of his duties as director.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO


        APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN



     The Company's shareholders are being asked to approve the adoption by the Board in March 2001 of an amendment to the Company's 1997 Stock Option Plan (the "Plan"). The affirmative vote of a majority of the outstanding Common Stock present or entitled to vote at the Annual Meeting is required for approval of the amendment. The Plan and the amendment to the Plan are included with this Proxy Statement as Exhibit B and Exhibit C, respectively.



     The Board originally adopted the Plan in August 1997. On January 26, 2000, the Plan was amended to increase the number of shares of Common Stock authorized for issuance under the Plan from 40,000 to 75,000 shares, or from 1,320,000 to 2,475,000 shares on a post-split basis. In March 2001, the Compensation Committee recommended, and the Board adopted, subject to shareholder approval, an additional amendment to the Plan that would, among other things, ratify and reaffirm the original adoption of the Plan and the 2000 amendment thereto and increase the number of shares of Common Stock authorized for issuance under the Plan from 2,475,000 to 3,750,000. The Board took this action because there was a foreseeable limitation on the number of future option grants under the Plan and the Board wishes to provide for future options grants. In addition, and as a means of causing options granted under the Plan to qualify as "performance based" compensation which is exempt from the compensation deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Board amended the Plan to provide that it will be administered by a committee comprised solely of outside directors, that options which are intended to qualify as "performance based" compensation shall have a per share option price which is not less than the fair market value of a share of Common Stock on the date of grant of the option, to provide that the maximum number of shares of Common Stock that may be subject to options granted to any individual during the term of the Plan shall not exceed 250,000 shares of Common Stock and to provide for the termination of the Plan as to grants of options from and after June 12, 2001 if the Company's shareholders do not approve the amendment to the Plan.



     As of March 31, 2001, approximately 781,350 shares are all that remain available for future option grants. Approval of the Plan, as amended, will increase the number of shares available for future option grants by 1,275,000 shares. As of March 31, 2001, options covering 1,633,839 shares were outstanding. The options had a weighted average exercise price of $7.57 per share and a weight average term of 8.7 years.



     The following is a summary of the material features of the Plan, as amended, subject to shareholder approval.


SUMMARY OF THE PLAN FEATURES

     Purpose. The Plan is intended to promote the interests of the Company and its shareholders by providing a means through which key employees of the Company and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and by encouraging such employees to remain with and to devote their best efforts to the business of the Company. Options granted under the Plan are stock options that do not constitute incentive stock options within the meaning of Section 422 of the Code. That is, options granted under the Plan are "Nonstatutory Stock Options."

     Administration. The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board and shall be comprised solely of two or more outside directors of the Company (within the meaning of the term "outside directors" as used in Section 162(m) of the Code and applicable authority thereunder and within the meaning of the term "nonemployee director" as defined in SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The Committee shall have the sole authority to select optionees from those individuals eligible to receive options under the Plan, to establish the number of shares of Common Stock which may be issued under each option (subject to applicable provisions of the Plan) and to establish the terms and conditions of each option granted under the Plan.

     Eligibility. Options may be granted only to individuals who, at the time of grant, are key employees (including officers and directors who are key employees) of the Company or any parent or subsidiary corporation of the Company (as defined in Code Section 424). The maximum number of shares of Common Stock that may be subject to options granted to any one individual during the term of the Plan may not exceed 250,000 shares of Common Stock. The selection of employees, from among those eligible, who will receive options, is within the discretion of the Committee.


     Award of options and terms. The Plan provides solely for options that are Nonstatutory Stock Options. An option will have the term and will be exercisable in whole or in such installments and at such times as specified by the Committee at the time of grant.

     The purchase price per share of Common Stock subject to an option will be determined by the Committee, but, in the case of an option which is intended to qualify as "performance based" compensation for purposes of Section 162(m) of the Code shall not be less than the fair market value of a share of Common Stock on the date the option is granted. The purchase price of shares of Common Stock to be purchased upon the exercise of an option or portion thereof must be paid in full in the manner prescribed by the Committee.

     Each option will be evidenced by an option agreement containing provisions consistent with the Plan and such other provisions as the Committee deems appropriate. The terms and conditions of the respective option agreements need not be identical. The term of each option will be as specified by the Committee at the date of grant. Other conditions which will be determined by the Committee and set forth in the option agreement which evidences each grant include (i) the number of shares for which the option is granted, (ii) the effect of an employee's termination of employment by reason of death, disability, or otherwise, (iii) vesting, (iv) tax matters (including, in the Committee's discretion, provisions permitting the delivery of additional shares of Common Stock or the withholding of shares of Common Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements) and
(v) any other matters not inconsistent with the Plan that the Committee in its sole discretion determines. Further, an option agreement may provide for the payment of the purchase price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to such option price.

     For purposes of the Plan, generally, the fair market value of a share of Common Stock on a particular date is equal to the average of the high and low sales price of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national exchange, reported on the stock exchange composite tape on that date. In either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported.


     Corporate Change. Upon a Corporate Change (as defined below), the Committee, in its sole discretion, may take one or more of the following actions with respect to all or a portion of the outstanding options (and actions may vary among individual optionees and among options held by any individual optionee): (i) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised options and all rights of optionees thereunder will terminate, (ii) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee will thereupon cancel such options and the Company will pay to each optionee an amount of cash per share of Common Stock equal to the excess, if any, of the Change of Control Value (as defined below) of the shares of Common Stock subject to such option over the exercise price(s) under such options for such shares of Common Stock, (iii) make such adjustments to options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to options then outstanding) or (iv) provide that thereafter upon any exercise of an option theretofore granted, the optionee will be entitled to purchase under such option, in lieu of the number of shares of Common Stock then covered by such option, the number and class of shares of stock or other securities or property (including cash) to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of Common Stock then subject to such option.

     The Plan provides that a "Corporate Change" is the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated or (iv) any person or entity, including a "group" under
Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power). "Change of Control Value" means: (i) the per share price offered to shareholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholder of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or
(iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which options that are being surrendered are exercisable, as determined by the Committee. In the event that the consideration offered to shareholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash for purposes of the Change of Control Value.

     Plan Amendment and Termination. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not been granted. The Board has the right to alter or amend the Plan or any part thereof from time to time. However, no change in any option granted prior to such change may be made that would impair the rights of the optionee without the consent of such optionee. If not sooner terminated, the Plan will terminate upon and no further options will be granted after August 10, 2007, the expiration of ten years from the date of the Plan's adoption by the Board. In addition, the Plan provides that it will be terminated as to future option grants and no option grants shall be made thereunder from and after June 12, 2001 if the Company's shareholders do not approve the Plan as amended at the Annual Meeting.

     Shares Authorized. The aggregate number of shares of Common Stock that may be issued pursuant to options granted under the Plan is 3,750,000, subject to certain adjustments. Any shares of Common Stock delivered pursuant to an option may consist, in whole or in part, of authorized but unissued shares of Common Stock or treasury shares. The aggregate number of shares of Common Stock that may be issued under the Plan may be adjusted upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure.

     Exercise of an option in any manner, will result in a decrease in the number of shares of Common Stock that may thereafter be available for purposes of the Plan by the number of shares as to which such option is exercised. If an option expires or the rights of its holder terminate prior to its exercise in full, then the shares of Common Stock with respect to the unexercised portion of such option will again be available for option grants under the Plan.

  United States Federal Income Tax Effects of Plan Participation

     Nonstatutory Stock Options. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Nonstatutory Stock Option. Upon the exercise of a Nonstatutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the option price paid for such shares of Common Stock. Upon an optionee's exercise of a Nonstatutory Stock Option and subject to certain limitations set forth in Section 162(m) of the Code, if applicable, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming the Company timely satisfies any federal income tax reporting requirements.

     Payment of Option Price in Stock. If the option price is paid by the delivery of shares of Common Stock previously acquired by the optionee having a fair market value equal to the option price ("Previously Acquired

Stock"), gain or loss would not be recognized on the exchange of the Previously Acquired Stock for a like number of shares pursuant to such exercise of the option.


     Section 162(m). Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid in a taxable year to its chief executive officer or any of its four other highest-paid executive officers. Compensation that qualifies under Section 162(m) as "performance-based" is, however, specifically exempt from the deduction limit. Further, the regulations issued under Code Section 162(m) provide a special transitional rule for privately held corporations that become publicly held pursuant to an initial public offering. Pursuant to this transitional rule, the Code Section 162(m) deduction limit will not apply to any remuneration paid pursuant to a plan that existed during the period in which the corporation was not publicly held, to the extent that the prospectus accompanying the initial public offering disclosed information concerning such plan that satisfied all applicable securities laws then in effect. This transitional rule may be relied upon until the earliest of (i) the expiration of the plan, (ii) the material modification of the plan, (iii) the issuance of all employer stock or other compensation under the plan, or (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurred. The transitional rule will apply to any compensation received pursuant to an option under the Plan that is granted prior to the earliest of the dates specified in the preceding sentence. Upon expiration of the transitional relief, compensation relating to options awarded under the Plan would be subject to the deduction limitations of Code Section 162(m). However, the Board has adopted, subject to shareholder approval, an amendment to the Plan and is seeking shareholder approval of the adoption of the amendment prior to the expiration of the transitional relief so that the compensation paid under such plan can qualify under Code Section 162(m) as "performance based."


     Parachute Payment Sanctions. Certain provisions in the Plan or included in an agreement incident to the Plan may afford an employee special protections or payments that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute "parachute payments" which, when aggregated with other parachute payments received by the employee, if any, could result in the employee's receiving "excess parachute payments" (a portion of which would be allocated to those protections or payments derived from the
Plan). The Company would not be allowed a deduction for any such excess parachute payments and the employee would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed with respect to such payments.

RECOMMENDATION OF THE BOARD


     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE PLAN.

                             PRINCIPAL SHAREHOLDERS

     The following table indicates the beneficial ownership, as of April 24, 2001, of the Company's Common Stock by (i) each director and director nominee,
(ii) each Named Officer disclosed under the "Summary Compensation Table," (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                                         OWNED          OWNED
------------------------                                      ------------   ------------
W-H Investment, L.P.(1).....................................   4,253,906         18.8%
  c/o The Jordan Company
  767 Fifth Avenue
  New York, New York 10153
W-H Investment II, G.P.(2)..................................   4,253,906         18.8
  c/o The Jordan Company
  767 Fifth Avenue
  New York, New York 10153
DLJ Merchant Banking Partners II, L.P.
  and affiliated investment funds(3)........................   2,974,436         13.5
  c/o DLJ Merchant Banking Partners II, L.P.
  277 Park Avenue
  New York, New York 10172
Kenneth T. White, Jr.(4)....................................   1,398,128          6.1
Jeffrey L. Tepera(5)........................................      20,625            *
William J. Thomas III(6)....................................     231,000          1.0
Ernesto Bautista, III.......................................          --           --
John W. Jordan II(7)........................................          --           --
David W. Zalaznick(7).......................................          --           --
Jonathan F. Boucher(7)......................................          --           --
J. Jack Watson(7)...........................................          --           --
Christopher Mills(8)........................................      49,500            *
Robert H. Whilden, Jr.(9)...................................      65,043            *
Milton L. Scott.............................................          --           --
All directors and officers as a group (11 persons)(7)(8)....   1,764,296          7.6

---------------

 *  Represents less than 1% of the outstanding Common Stock.


(1) Includes 623,906 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment, L.P. is a limited partnership for which W-H Investment GP, L.L.C. acts as the general partner and exercises the voting and investment control over the Common Stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company, including the John W. Jordan II Revocable Trust, David W. Zalaznick and Jonathan F. Boucher. The limited partners of this partnership include the John W. Jordan II Revocable Trust, David W. Zalaznick, Jonathan F. Boucher, Leucadia Investors, Inc., Adam E. Max, John
    R. Lowden, A. Richard Caputo, Douglas Zych, Paul Rodzevik, the James E. Jordan, Jr. Profit Sharing Plan & Trust, J. Jack Watson and JZ Equity Partners PLC.


(2) Includes 623,906 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment II, G.P. is a general partnership for which W-H Investment GP, L.L.C. acts as the managing general partner and exercises the voting and investment control over the Common Stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company, including the John W. Jordan II Revocable Trust, David W. Zalaznick and Jonathan F.

Boucher. The other partners of W-H Investment II, G.P. include J. Jack Watson and JZ Equity Partners PLC.


(3) The entities affiliated with DLJ Merchant Banking Partners II, L.P. include DLJ Merchant Banking II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, DLJ ESC II L.P. and DLJ First ESC L.P. Credit Suisse Group, the indirect parent of Credit Suisse First Boston Group, recently acquired the parent corporation of DLJ Merchant Banking Partners II, L.P. and the affiliated investment funds.


(4) Includes 311,438 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days and 690,690 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5) Includes 20,625 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6) Includes 148,500 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days and 16,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days.


(7) Excludes 3,630,000 shares of Common Stock and warrants to purchase 623,906 shares of Common Stock held by W-H Investment, L.P., in which the John W. Jordan II Revocable Trust and Messrs. Zalaznick, Boucher and Watson are limited partners and of which W-H Investment GP, L.L.C., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as general partner. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher and Mr. Watson disclaims beneficial ownership of the securities held by W-H Investment, L.P. Also excludes 3,630,000 shares of Common Stock and warrants to purchase 623,906 shares of Common Stock held by W-H Investment II, G.P. W-H Investment GP, L.L.P., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as managing general partner of W-H Investment II, G.P. Mr. Watson is also a partner in W-H Investment II, G.P. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher, and Mr. Watson disclaims any beneficial ownership of the securities held by W-H Investment II, G.P.


(8) Includes 49,500 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days. Excludes 533,214 shares of Common Stock beneficially owned by North Atlantic Smaller Companies Investment Trust PLC of which Mr. Mills is an affiliate and 57,222 shares of Common Stock owned by RBSI Custody Bank Limited of which Mr. Mills is an affiliate. The beneficial owners of the shares held by RBSI Custody Bank Limited are Seaway Capital, Limited and Sannafi Limited. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Trust PLC and RBSI Custody Bank Limited.

(9) Includes 49,500 shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. The Company believes that its directors and executive officers complied with all of these filing requirements during 2000.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation of the Company's chief executive officer and the Company's three other named executive officers for the last three fiscal years. The persons named in the table are referred to in this proxy statement as the "Named Officers."

                                                                                                NUMBER OF
                                            ANNUAL COMPENSATION                                SECURITIES
                                     ----------------------------------                        UNDERLYING
                                                           OTHER ANNUAL      ALL OTHER      OPTIONS/ WARRANTS
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION   COMPENSATION(1)        GRANTED
---------------------------   ----   --------   --------   ------------   ---------------   -----------------
Kenneth T. White, Jr. ......  2000   $288,462   $300,000      $   --          $   --                  --
  Chairman, President and     1999    259,616    250,000          --              --             900,900
  Chief Executive Officer     1998    250,000    152,175          --              --                  --
William J. Thomas III.......  2000    222,917    250,000          --           5,250              70,000
  Vice President              1999    196,601    100,000          --           4,500              33,000
                              1998    187,558    101,450          --           4,500                  --
Jeffrey L. Tepera...........  2000    144,846    150,000       7,800           3,173              70,000
  Vice President, Secretary   1999     88,269     20,000       8,100           1,912              16,500
  And Chief Financial
    Officer                   1998     85,000     23,000       7,800              --              16,500
Ernesto Bautista, III.......  2000     60,115     40,000       4,500           1,168              20,000
  Vice President and          1999         --         --          --              --                  --
  Corporate Controller        1998         --         --          --              --                  --

---------------

(1) Consists of our contractual and discretionary contributions to the named executive officer's 401(k) plan account.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. White serves as the Company's Chairman, President and Chief Executive Officer under an employment agreement, with an initial term expiring March 29, 2002. However, Mr. White's employment agreement contains an option, which has been exercised, that extends Mr. White's employment agreement for a term of three years from the date of the IPO or until October 11, 2003. The Company also has the option to extend the employment agreement for a period of three years from the effective date of certain events, including the completion of a merger or other business combination with a third party in which there is more than a 50% change in stock ownership and board control.

     Mr. White's employment agreement provides for an annual base salary of $300,000 plus a car allowance and such fringe benefits as are available from the Company to its executive officers and the executive officers of its subsidiaries. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his base compensation each year as determined in the sole discretion of the Board. If Mr. White's employment is terminated by the Company for any reason other than for cause, he is entitled to receive his base salary for a period of two years. Mr. White has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in any type of business in which the Company or any of its subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. White received a 10-year option to purchase 900,900 shares of Common Stock at an exercise price of $4.55 per share. Mr. White's option to purchase 690,690 of these shares has already vested. Mr. White may exercise his options with respect to the remaining 210,210 unvested shares on or after March 29, 2002. Under certain circumstances, vesting of the options may accelerate and Mr. White will be permitted to exercise these options immediately in full. These circumstances include a merger or consolidation of the Company with another entity in which the Company is not the surviving entity, a sale, lease or exchange of all or substantially all of the Company's assets to any other person or entity, dissolution or bankruptcy of the Company, or the acquisition by a person or entity of ownership or control of more than 50% of the outstanding shares of the Company's voting stock.

     Mr. Thomas serves as the Company's Vice President under an employment agreement with an initial term expiring May 1, 2003. However, Mr. Thomas's employment agreement may be renewed automatically for an additional period ending April 30, 2006, unless terminated by Mr. Thomas or the Company. Mr. Thomas's employment agreement provides for an annual salary of $250,000 plus a car allowance and other benefits. Mr. Thomas is also entitled to incentive compensation up to a maximum of 100% of his base compensation each year as determined by the Company's Compensation Committee. Under the agreement, Mr. Thomas's salary will be reviewed every two years by the Company's Compensation Committee for possible increases based on Mr. Thomas's performance. If Mr. Thomas's employment is terminated by the Company for any reason other than for cause, he is entitled to receive his salary for two years. Mr. Thomas has agreed, during the term of the agreement and for a period of one year after any voluntary termination that he will not be employed by or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. Tepera serves as the Company's Vice President, Secretary and Chief Financial Officer under an employment agreement with an initial term expiring March 26, 2002. However, Mr. Tepera's employment agreement may be renewed automatically for an additional period ending March 26, 2005, unless terminated by Mr. Tepera or the Company. Mr. Tepera's employment agreement provides for an annual salary of $150,000 plus a car allowance and other benefits. Mr. Tepera is also entitled to incentive compensation each year, as determined by the Company's Compensation Committee. Under the agreement, Mr. Tepera's salary will be reviewed every two years by the Company's Compensation Committee for possible increases based on Mr. Tepera's performance. If Mr. Tepera's employment is terminated by the Company for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Tepera's employment agreement, Mr. Tepera has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. Bautista serves as the Company's Vice President and Corporate Controller under an employment agreement with an initial term expiring May 31, 2003. However, Mr. Bautista's employment agreement may be renewed automatically for an additional period ending May 31, 2006, unless terminated by Mr. Bautista or the Company. Mr. Bautista's employment agreement provides for an annual salary of $90,000 plus a car allowance and other benefits. Mr. Bautista is also entitled to incentive compensation each year, as determined by the Company's Compensation Committee. Under the agreement, Mr. Bautista's salary will be reviewed every two years by the Company's Compensation Committee for possible increases based on Mr. Bautista's performance. If Mr. Bautista's employment is terminated by the Company for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Bautista's employment agreement, Mr. Bautista has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the state of Texas or Louisiana.

2000 STOCK OPTION GRANTS

     The following table contains information concerning the grants of options to the Named Officers during fiscal year 2000.

                                INDIVIDUAL GRANTS
                             -----------------------
                                           PERCENT                              POTENTIAL REALIZABLE VALUE
                             NUMBER OF     OF TOTAL                               AT ASSUMED ANNUAL RATES
                             SECURITIES    OPTIONS                              OF STOCK PRICE APPRECIATION
                             UNDERLYING   GRANTED TO   EXERCISE                     FOR OPTION TERM(3)
                              OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------------
NAME(1)                       GRANTED      IN 2000     SHARE(2)       DATE          5%             10%
-------                      ----------   ----------   ---------   ----------   -----------   -------------
William J. Thomas III......    70,000        17.9%      $16.50     10/11/2010    $726,373      $1,840,773
Jeffrey L. Tepera..........    70,000        17.9        16.50     10/11/2010     726,373       1,840,773
Ernesto Bautista, III......    20,000         5.1        16.50     10/11/2010     207,535         525,935

---------------

(1) No options were granted to Kenneth T. White, Jr. during 2000.

(2) The options were granted at or above the fair market value of the Common Stock on the date of grant with a term of 10 years, unless otherwise noted.

(3) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the Company's future common stock prices.

                   AGGREGATE OPTION VALUES AT FISCAL YEAR END

     The following table sets forth certain information regarding options and warrants held at December 31, 2000.

                                                  NUMBER OF SHARES OF
                                                COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS/          IN-THE-MONEY OPTIONS/
                                                   WARRANTS HELD AT              WARRANTS HELD AT
                                                   DECEMBER 31, 2000             DECEMBER 31, 2000
                                              ---------------------------   ---------------------------
NAME(1)                                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                                       -----------   -------------   -----------   -------------
Kenneth T. White, Jr.
  Options...................................    690,690        210,210      $10,455,320    $3,182,054
  Warrants..................................    311,438             --        5,443,158            --
William J. Thomas III
  Options...................................     16,500         86,500          249,769       472,894
  Warrants..................................    148,500             --        2,595,409            --
Jeffrey L. Tepera
  Options...................................     20,625         82,375          331,021       416,722
  Warrants..................................         --             --               --            --
Ernesto Bautista, III
  Options...................................         --         20,000               --        63,750
  Warrants..................................         --             --               --            --

---------------

(1) During 2000, there were no options or warrants exercised by the Named Officers.

           COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, which currently is comprised of two non-employee directors, Messrs. Whilden and Boucher, provides overall guidance to the Company's executive compensation programs and administers the Company's two stock option plans.

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 2000 fiscal year.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees is competitive with other similar size companies in the oilfield services industry while, within the Company, being fair and discriminating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve long-term stock market performance.

BASE SALARY

     In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually considering the Chief Executive Officer's recommendation for executives other than himself, each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

CASH INCENTIVE BONUSES

     The Compensation Committee administers the Company's cash incentive bonuses paid to executive officers, other than our Chief Executive Officer, and other key employees based upon the Company's performance during each calendar year. Cash incentive bonuses paid to our Chief Executive Officer are administered by the Board. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its discretion, the Compensation Committee may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

STOCK OPTIONS

     The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 2000, the Compensation Committee approved annual stock option grants to executive officers and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 70 employees and executives and covered approximately 391,875 shares of underlying Common Stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 2000 stock option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER


     Components of the Chief Executive Officer's compensation for 2000 included a base salary and a cash incentive bonus.


     Mr. White was paid a base salary of $288,462 and a bonus of $300,000 in 2000. His base salary and bonus were established pursuant to his amended employment agreement by considering various factors, including his expertise and performance.

     The Compensation Committee feels that the total compensation package provided to Mr. White is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

POLICY REGARDING SECTION 162(m) OF THE INTERNAL REVENUE CODE


     For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Pursuant to an amendment to the Company's 1997 Stock Option Plan that was adopted by the Board in March 2001, subject to shareholder approval, options granted by the Company have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. See "Approval of an Amendment to the Company's 1997 Stock Option

Plan." While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 2000, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock option programs to determine the advisability of future compliance with Section 162(m).


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2000, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board or on the Compensation Committee of the Company.

                                            The Compensation Committee

                                            Robert H. Whilden, Jr., Chairman

                                            Jonathan F. Boucher

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board (the "Audit Committee") is comprised of three independent members of the Company's Board, Messrs. Scott, Whilden and Watson. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, included as Exhibit A to this Proxy Statement. Messrs. Scott, Whilden and Watson are independent as defined by the National Association of Securities Dealers' listing standards. The audit committee has:
(i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000 with the Company's management, (ii) discussed with Arthur Andersen LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, and
(iii) received and discussed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Statement No. 1 and has discussed with the auditors their independence from the Company. Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                            The Audit Committee

                                            Milton L. Scott, Chairman

                                            Robert H. Whilden, Jr.

                                            J. Jack Watson

AUDIT FEES

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $175,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     Arthur Andersen LLP did not perform financial information system design or implementation services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees, including reimbursement for expenses, billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above for the year ended December 31, 2000 were $750,000.


     The Audit Committee has considered whether the provision of the non-audit services by Arthur Andersen LLP described under "All Other Fees" was compatible with maintaining such firm's independence and concluded Arthur Andersen's independence was not compromised by the provision of such services.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a discussion of transactions between the Company and its executive officers, directors and shareholders owning more than five percent of the Company's Common Stock. The Company believes that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

TRANSACTIONS WITH THE JORDAN COMPANY, ITS AFFILIATES AND RELATED ENTITIES

  Recapitalization.

     On August 11, 1997, the Company entered into an Agreement and Plan of Recapitalization with W-H Investment, L.P. providing for a series of equity and debt transactions which resulted in a recapitalization and change in the Company's controlling ownership. In connection with the recapitalization, the Company issued its 12 1/2% senior subordinated notes to JZ Equity Partners PLC for $24.0 million.

     In March 2000, in lieu of making the interest payment on the 12 1/2% senior subordinated notes due on March 15, 2000, the Company issued to JZ Equity Partners PLC $1.5 million in additional notes, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15, 2007. On September 15, 2000, in lieu of making the interest payment on the 12 1/2% senior subordinated notes due on September 15, 2000 and the 14 1/2% payment-in-kind notes issued in March 2000, the Company issued to JZ Equity Partners PLC $1.6 million in additional notes. Concurrent with the close of the IPO, a portion of the IPO proceeds along with borrowings under the Company's credit facility were used to repay in full these notes and all accrued interest on these notes.

     In addition, in March 2000, the Company paid JZ Equity Partners PLC $120,000 in connection with obtaining its consent to amendments being made to the Company's former credit facility.


     W-H Investment, L.P. and W-H Investment II, G.P. are affiliated with The Jordan Company, a private merchant banking firm. JZ Equity Partners PLC, a publicly traded U.K. investment trust, is a limited partner of W-H Investment, L.P. and a general partner of W-H Investment II, G.P. Two of the Company's directors, Messrs. Boucher and Zalaznick, are members of W-H Investment GP, L.L.C., the general partner of W-H Investment, L.P. and the managing general partner of W-H Investment II, G.P. Three of the Company's directors, Messrs. Zalaznick, Boucher and Watson, are limited partners of W-H Investment, L.P. One of the Company's directors, Mr. Watson, is a general partner in W-H Investment II, G.P. The John W. Jordan II Revocable Trust is a member of W-H Investment GP, L.L.C. and is a limited partner in W-H Investment, L.P.


  Consulting Agreement.

     At the time of the Company's recapitalization, the Company entered into a consulting agreement with TJC Management Corp., an affiliate of The Jordan Company, W-H Investment, L.P. and W-H Investment II, G.P., two of the Company's principal shareholders and JZ Equity Partners PLC. This agreement was amended and restated on March 26, 1999.

     Concurrent with the completion of the IPO and in consideration of a payment by the Company to TJC Management of $250,000, the consulting agreement was terminated. In 2000, the Company paid TJC Management approximately $925,000 under the consulting agreement.

  Transaction Advisory Agreement.

     At the time of the Company's recapitalization, the Company also entered into a transaction advisory agreement with TJC Management, pursuant to which TJC Management renders consulting services to the Company and the Company's subsidiaries in connection with the Company's acquisitions, divestitures and investments. This agreement was amended and restated on March 29, 1999.

     The transaction advisory agreement provides for:

     - an investment banking and sponsorship fee payable by the Company of 2% of the aggregate consideration

      -- paid by the Company for any acquisition consummated by it,

      -- paid by the Company in connection with any joint venture or minority investment, or

      -- paid to the Company in connection with any sale by it of substantially all of its stock or assets or the stock or assets of any of its subsidiaries;

     - a financial consulting fee of 1% of the amount obtained or made available to the Company and/or its subsidiaries pursuant to any debt, equity or other financing by it with the assistance of TJC Management;

     - payment by the Company of fees for extraordinary services rendered by TJC Management; and

     - payment by the Company of an amount equal to TJC Management's out-of-pocket expenses, including an allocable amount of TJC Management's overhead expenses attributable to services provided to the Company.


     The original term of the transaction advisory agreement ends December 31, 2007. However, unless either party elects to terminate the agreement, the agreement automatically will be renewed for successive one-year terms starting December 31, 2007. In addition, the agreement may be terminated with 90 days' prior written notice from the Company to TJC management at any time after substantially all of the Company's stock or substantially all of the Company's assets are sold to any entity unaffiliated with TJC management and/or a majority of the Company's shareholders.


     In 2000, the Company paid TJC Management approximately $2,000,000 under the transaction advisory agreement, in lieu of the amounts that otherwise would have been due under the transaction advisory agreement, for services rendered in connection with the Company's IPO.


TRANSACTIONS WITH DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION AND ITS AFFILIATES


  Notes and Warrants.

     In March 1999, the Company issued $40.0 million of its 13% senior subordinated notes to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. In May 1999, the Company redeemed $5.0 million in principal amount of its 13% senior subordinated notes from these holders, leaving $35.0 million in principal amount of these notes outstanding. In March 2000, in lieu of making the interest payment due on these notes on April 1, 2000, the Company issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds additional notes in an aggregate principal amount of $2.275 million, bearing interest at the rate of 14% per annum, and maturing on April 1, 2006. On October 1, 2000, in lieu of making the interest payment on its 13% senior subordinated notes due on October 1, 2000 and its 14% payment-in-kind notes issued in April 2000, the Company issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.4 million in additional notes. Concurrent with the close of the IPO, a portion of the IPO proceeds along with borrowings under the Company's credit facility were used to repay in full these notes and all accrued interest on these notes.

     In March 1999, at the time the Company issued its 13% senior subordinated notes, the Company also issued warrants to purchase 6,115,263 shares of its common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. In connection with the IPO, DLJ Merchant Banking Partners II, L.P. and these funds entered into an exchange agreement with the Company pursuant to which these entities were issued 2,974,436 shares of Common Stock in respect of these warrants.

     In March 2000, the Company paid DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $175,000 in connection with obtaining their consent to amendments being made to the Company's former credit facility.

  Credit Agreement.


     DLJ Capital Funding, Inc. served as syndication agent in connection with the Company's former credit facility. For these services, DLJ Capital Funding, Inc. was paid fees of $277,500 in 2000. In consideration for acting as arranger of and providing a commitment for the Company's new credit facility, the Company paid to DLJ Capital Funding, Inc. an arrangement fee of approximately $2.1 million. DLJ Capital Funding, Inc. is an affiliate of Credit Suisse First Boston Corporation and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.



  Initial Public Offering



     Credit Suisse First Boston Corporation was a co-lead managing underwriter of the Company's IPO, and Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect, Inc. were co-managing underwriters of the IPO. These entities received customary underwriting fees in the aggregate of approximately $4,800,000 in connection with the IPO.



 Acquisition of DLJ Entities by Credit Suisse Group



     Credit Suisse Group, the indirect parent of Credit Suisse First Boston Group, recently acquired the parent corporation of all of the DLJ Entities referred to in this section, including; DLJ Merchant Banking Partners II, L.P. and its affiliated funds, DLJ Capital Funding, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect, Inc.


  Indemnification Agreements.

     The Company is party to indemnification agreements with its directors and executive officers containing provisions requiring it to, among other things, indemnify them against liabilities that may arise by reason of their service to the Company, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

  Lease Agreement.

     Our subsidiary, Thomas Energy Services, Inc. leases its facilities in Lafayette, Louisiana from Mr. Thomas, the Company's Vice President. In 2000, the Company had paid Mr. Thomas $108,000 under this lease.

  Transactions with Penny-Farthing Press, Inc.

     Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs services for the Company and several of its subsidiaries. In 2000, the Company made payments to Penny-Farthing Press, Inc. for graphic design and other services amounting to $59,902. During that same period Penny-Farthing Press made payments to the Company in the amount of $33,064 primarily for rental of office space.

                               PERFORMANCE GRAPH


     The graph below compares the total shareholder return on the Company's Common Stock from October 11, 2000, the date of the IPO, to December 31, 2000, with the total return on the S&P 500 Index, the S&P Oil & Gas (drilling and equipment) Index and the Dow Jones Other Oilfield Equipment Services Index for the same period. The information in the graph is based on the assumption of (i) a $100 investment on October 11, 2000 at closing prices on October 11, 2000 and
(ii) reinvestment of all dividends.



                     COMPARISON OF CUMULATIVE TOTAL RETURN*

              AMONG W-H ENERGY SERVICES, INC., THE S&P 500 INDEX,
                 THE S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX
          AND THE DOW JONES OTHER OILFIELD EQUIPMENT & SERVICES INDEX

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------
                                                   10/11/00    12/31/00
-----------------------------------------------------------------------
 W-H ENERGY SERVICES, INC.                         $100.00     $119.32
 S & P 500                                          100.00       92.17
 S & P OIL & GAS (DRILLING & EQUIPMENT)             100.00       92.83
 DOW JONES OTHER OILFIELD EQUIPMENT & SERVICES      100.00       54.67

---------------


* $100 invested on 10/11/00 in stock or in index -- including reinvestment of dividends. Fiscal year ending December 31, 2000.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     Arthur Andersen LLP was selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending December 31, 2001. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES


     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote"), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein, for the approval of the amendment to the Plan, and in the proxy holder's discretion for all other matters that come before the Annual Meeting. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.


SHAREHOLDER NOMINATIONS AND PROPOSALS

     To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board) of candidates for election to the Board and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. If we do not receive notice of your proposal before April 22, 2002, it will be considered "untimely" and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

     In addition, any shareholder who wishes to submit a proposal for inclusion in the proxy material and presentation at the 2002 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December 24, 2001.

                                            By Order of the Board of Directors

                                            /s/ JEFFERY L. TEPERA
                                            ------------------------------------
                                            Jeffery L. Tepera
                                            Secretary

Houston, Texas
April 30, 2001

                                                                       EXHIBIT A

                           W-H ENERGY SERVICES, INC.

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance, and (2) the independence and performance of the Companysec.s external auditors.

II. COMPOSITION AND MEETINGS

     The Audit Committee shall be composed of no less than three members of the Board. The members of the Audit Committee and the Chairperson shall be appointed by the Board. The members of the Audit Committee shall meet the independence and experience requirements promulgated by the Nasdaq Stock Market.

     The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chairperson may call an Audit Committee meeting whenever deemed necessary. The Chairperson of the Audit Committee should develop, in consultation with management when appropriate, the Audit Committee meeting agenda.

III. POWERS AND LIMITATIONS

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

IV. FUNCTIONS DUTIES AND RESPONSIBILITIES

     The Audit Committee shall:

          1. Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board as representatives of the shareholders.

          2. Evaluate together with the Board the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors (or nominate another outside auditor to be proposed for shareholder approval in any proxy statement).

          3. Approve the annual audit and quarterly review arrangements, including fees, with the independent auditors.

          4. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          5. Review with management and the independent auditors the Company's quarterly financial statements prior to the release of quarterly earnings (which responsibility may be delegated by the Committee to one or more members of the Committee).

          6. Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

          7. Review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company's response to that letter. Such review should include:

             (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

             (b) Any deficiencies or material weaknesses in the Company's internal controls.

          8. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors or management.

          9. Meet with the independent auditors to review the planning and progress of the audit.

          10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          11. Meet at least annually with the chief financial officer, the chief accounting officer and the independent auditors in separate executive sessions.

          12. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          13. Review with the Company's counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any inquiries received from regulators or governmental agencies.

          14. Discuss the procedures performed by the independent auditors pursuant to Section 10A(a) of the Securities Exchange Act of 1934, review the results of such procedures, and obtain assurance from the independent auditors that Section 10A(b) of the Securities Exchange Act has not been implicated.

          15. Receive periodic reports from the independent auditors regarding the auditors' independence, consistent with Independence Standards Board Standard No. 1, discuss such reports with the auditors, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

          16. Make regular reports to the Board regarding the Audit Committee's activities.

          17. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

          18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                       EXHIBIT B

                           W-H ENERGY SERVICES, INC.

                             1997 STOCK OPTION PLAN

I. PURPOSE OF THE PLAN

     THE W-H ENERGY SERVICES, INC. 1997 STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of W-H ENERGY SERVICES, INC., a Texas corporation (the "Company"), and its subsidiaries may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan will be options that do not constitute incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

II. ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"). If a Committee is not appointed by the Board, the Board shall act as the Committee for purposes of the Plan. The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees, in establishing the number of shares which may be issued under each Option and in construing the provisions of the Plan shall be final.

III. OPTION AGREEMENTS

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that, except as provided in Subparagraph VIII(c) hereof, the Committee shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price.

     (b) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

     (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act if 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

IV. ELIGIBILITY OF OPTIONEE

     Options may be granted only to individuals who are key employees (including officers and directors who are also key employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted.

V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 40,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VIII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

VI. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee.

VII. TERM OF PLAN

     The Plan was effective on August 11, 1997 (the "Effective Date"), the date of its adoption by the Board. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph IX, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its adoption by the Board.

VIII. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, or (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (but excluding, however, any person or entity (or group including a person or entity) who is a shareholder of the Company on the Effective Date) acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power, no later than (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution; (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate,
(2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (e) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (f) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

     (g) Notwithstanding anything else herein to the contrary, if the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity) and such merger, consolidation or other reorganization is to be accounted for as a pooling of interests then the time at which all Options then outstanding may be exercised shall be automatically accelerated and all such Options shall become exercisable in full at the effective time of such merger, consolidation or reorganization."

IX. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee.

X. SECURITIES LAWS

     The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

                                                                       EXHIBIT C


                                  AMENDMENT TO
                           W-H ENERGY SERVICES, INC.
                             1997 STOCK OPTION PLAN


     WHEREAS, W-H ENERGY SERVICES, INC. (the "Company") has heretofore adopted the W-H ENERGY SERVICE, INC. 1997 STOCK OPTION PLAN (the "Plan");



     WHEREAS, the Company has heretofore adopted an amendment to the plan on January 26, 2000, that increased the aggregate number of shares which may be issued under Options granted under the Plan from 40,000 to 75,000 shares of Stock, or to 2,475,000 shares on a post-split basis; and


     WHEREAS, the Company desires to amend the Plan;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of June 12, 2001:

          1. The first two sentences of Paragraph II of the Plan shall be deleted and the following shall be substituted therefor:


             The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board") and shall be comprised solely of two or more outside directors of the Company (within the meaning of term "outside directors" as used in Section 162(m) of the Code and applicable authority thereunder and within the meaning of the term "nonemployee director" as defined in SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and any successor rule, regulation or statute fulfilling the same or a similar function.)"


          2. The first sentence of Paragraph V of the Plan shall be deleted and the following shall be substituted therefor:

             "The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 3,750,000 shares of Stock."

          3. Paragraph VI of the Plan shall be deleted and the following shall be substituted therefor:

             "VI. OPTION PRICE AND OPTION LIMITS


             The purchase price of Stock issued under each Option shall be determined by the Committee but, in the case of an Option which is intended to qualify as 'performance based' compensation for purposes of
        Section 162(m) of the Code shall not be less than the fair market value of a share of Stock on the date such Option is granted. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Options granted to any one individual during the term of the Plan may not exceed 250,000 shares of Stock (as adjusted from time to time in accordance with the provisions of the
        Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced."


          4. The following shall be added to Paragraph IX of the Plan:

             "Any Plan provisions to the contrary notwithstanding, the Plan shall terminate as to grants of Options effective as of June 12, 2001 and no Options thereafter shall be granted thereunder if the Plan amendments proposed to the Company's shareholders at their June 12, 2001 meeting are not approved by such shareholders. Such termination as to future Option grants shall not affect Options granted under the Plan prior to June 12, 2001."

          5. As amended hereby, the Plan, including the 2000 amendment, is specifically ratified and reaffirmed.


     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 27th day of April, 2001.

                                          W-H ENERGY SERVICES, INC.

                                          By      /s/ JEFFREY L. TEPERA
                                            ------------------------------------
                                                     Jeffrey L. Tepera
                                                         Secretary

                                     [FRONT]

                            W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042


                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                     DIRECTORS OF W-H ENERGY SERVICES, INC.

     The undersigned hereby appoints Kenneth T. White, Jr. proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of W-H Energy Services, Inc. held of record by the undersigned on April 24, 2001 at the annual meeting of shareholders to be held on June 12, 2001, or any adjournment thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW:

     1.  The election of eight directors;

         [ ]  FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to
              (except as marked to the            vote for all nominees listed
              contrary below)                     below

     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.


         Kenneth T. White, Jr.   John W. Jordan II   David W. Zalaznick      Jonathan F. Boucher

         J. Jack Watson          Christopher Mills   Robert H. Whilden, Jr.  Milton L. Scott

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

     2.  [ ]  For            [ ]  Against             [ ]  Abstain

         Approval of the Amendment to the W-H Energy Services, Inc. 1997 Stock Option Plan.

     3. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

                                 [REVERSE SIDE]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ABOVE AND FOR APPROVAL OF THE AMENDMENT TO THE W-H ENERGY SERVICES, INC. 1997 STOCK OPTION PLAN. THE PROXY HOLDER NAMED ABOVE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.




                                          Date:                            2001
                                              ----------------------------


                                          -------------------------------------
                                          Signature of Shareholder


                                          -------------------------------------
                                          Additional Signature, if held jointly


                                          PLEASE SIGN EXACTLY AS NAME APPEARS
                                          HEREON. WHEN SIGNING AS ATTORNEY,
                                          EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                          GUARDIAN, PLEASE GIVE FULL TITLE AS
                                          SUCH. IF A CORPORATION, PLEASE SIGN
                                          FULL CORPORATE NAME BY PRESIDENT OR
                                          OTHER AUTHORIZED OFFICER. IF A
                                          PARTNERSHIP, PLEASE SIGN IN
                                          PARTNERSHIP NAME BY AUTHORIZED
                                          PERSON.

                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS PROXY PROMPTLY USING THE
                                          ENCLOSED ENVELOPE.